Jason McLaughlin, B.Sc. (Geology)

Consulting Geologist

51-2562 Whiteley Court, North Vancouver, B.C. V7J 2R5

TEL: 604-355-6003

e-mail: jasonmclaughlin@gmail.com

CONSENT OF GEOLOGICAL CONSULTANT

Re: Prospectus of Nogales Resources Corp. dated September 29, 20 14

We hereby consent to the inclusion and reference of our report “Geological Report on the Donald Property” dated May 21, 2014 in the Form S1 Registration Statement to be filed by Nogales Resources Corp. with the United States Securities and Exchange Commission.  We concur with the summary of the aforesaid report incorporated into the above Prospectus of Nogales Resources Corp., and consent to our being named as an expert therein.

Dated the 29th day of September 2014

Jason McLaughlin, B.Sc.

Per /s/ Jason McLaughlin

     Jason McLaughlin, B.Sc.